Exhibit 99.1
STONE ENERGY CORPORATION
Announces Third Quarter 2007 Results
LAFAYETTE, LA. November 5, 2007
     Stone Energy Corporation (NYSE: SGY) today announced net income of $34.1 million, or $1.23 per share, on operating revenue of $178.4 million for the third quarter of 2007 compared to net income of $21.8 million, or $0.79 per share, on operating revenue of $182.2 million for the third quarter of 2006. For the nine months ended September 30, 2007, net income totaled $116.5 million, or $4.21 per share, on operating revenue of $551.6 million compared to net income of $44.3 million, or $1.62 per share, on operating revenue of $509.8 million during the comparable 2006 period. Net income for the nine-month period ended September 30, 2006 include a pre-tax net charge to earnings of $25.3 million associated with the proposed merger with Energy Partners, Ltd., which was reversed in the fourth quarter of 2006. All per share amounts are on a diluted basis.
     Discretionary cash flow was $100.8 million during the three months ended September 30, 2007 compared to $106.8 million generated during the third quarter of 2006. For the first nine months of 2007, discretionary cash flow totaled $326.8 million compared to $329.9 million for the comparable 2006 period. (Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)
     Net daily production volumes during the third quarter of 2007 averaged approximately 203 million cubic feet of gas equivalent (MMcfe) compared to average daily production for the second quarter of 2007 of 244 MMcfe and average daily production for the third quarter of 2006 of 215 MMcfe. Production volumes in the third quarter of 2007 excluded production from the Rocky Mountain Region properties which were sold on June 29, 2007. Production volumes from the Rocky Mountain Region properties averaged 36 MMcfe per day in the first half of 2007 before the divestiture. For the nine months ended September 30, 2007, net average daily production volumes were approximately 228 MMcfe, or 11% higher than average daily production for the nine months ended September 30, 2006. For the fourth quarter of 2007, Stone expects net daily production to average between 210 - 220 MMcfe. (Please see “2007 Updated Guidance”.)
     CEO David Welch stated, “We are pleased to again be on the upper end of our production guidance and generate strong cash flow for the quarter. Stone continued to build its cash position in the third quarter as we had minimal drilling activity during the hurricane season. We redeemed our $225 million Floating Rate Notes in August using a portion of the proceeds from our Rocky Mountain property sale and still had over $415 million in cash at the end of the quarter. Our teams are currently evaluating numerous acquisition and drill-to-earn opportunities both onshore and offshore. We were pleased with the results of the recent Gulf of Mexico lease sale where we were the high bidder on 16 blocks with a $12.9 million net lease bonus exposure. We are also excited about our drilling program for 2008 which is expected to include a mixture of both exploitation and exploration drilling. As we previously announced, the addition of Rich Smith as VP of Exploration & Business Development in July completes our senior management team and helps to position us for future growth. While our focus in 2007 was primarily on production and the balance sheet, we are now ready to shift our sights to reserve growth in 2008 and 2009.”
     Prices realized during the third quarter of 2007 averaged $76.74 per barrel (Bbl) of oil and $7.19 per thousand cubic feet (Mcf) of natural gas, which represents a 4% increase, on an Mcfe basis, over third quarter 2006 average realized prices of $67.13 per Bbl of oil and $7.59 per Mcf of natural gas. Average realized prices during the first nine months of 2007 were $65.13 per Bbl of oil and $7.22 per Mcf of natural gas compared to $65.05 per Bbl of oil and $7.84 per Mcf of natural gas realized during the first nine months of 2006. All unit pricing amounts include the effects of cash settlements of effective hedging contracts. Hedging transactions during the third quarter of 2007 increased the average price we received for natural gas by $0.68 per Mcf, compared to an increase in average realized prices of $1.05 per Mcf during the third quarter of 2006. Realized oil prices in the third quarter of 2007 decreased by $0.09 per Bbl while realized oil prices were not impacted by hedging during the third quarter of 2006.
     Lease operating expenses incurred during the third quarter of 2007 totaled $39.5 million compared to $40.5 million in the second quarter of 2007 and $52.4 million for the comparable quarter in 2006. During the third quarter of 2006, lease operating expenses included $9.7 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Katrina, Rita and Ivan. For the nine months ended September 30, 2007 and 2006, lease operating expenses were $131.1 million and $119.8 million, respectively. For the nine months ended September 30, 2007, lease operating costs included $8.6 million for the Rocky Mountain properties which were divested on June 29, 2007, and $9.9 million for an expensed replacement well. Lease operating costs for the nine months ended September 30, 2006 included $20.0 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Katrina, Rita and Ivan.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2007 totaled $70.3 million compared to $82.0 million for the third quarter of 2006. DD&A expense on oil and gas properties for the nine months ended September 30, 2007 totaled $228.5 million compared to $221.3 million during the same year-to-date period of 2006.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the third quarter of 2007 were $7.8 million compared to $8.0 million in the third quarter of 2006. For the nine months ended September 30, 2007 and 2006, SG&A (exclusive of incentive compensation) totaled $25.5 million and $25.1 million, respectively.
     For the third quarter of 2007, capital expenditures, before capitalized SG&A expenses of $4.8 million and capitalized interest of $3.3 million, totaled $21.5 million. Year-to-date 2007 capital expenditures, before capitalized SG&A of $14.6 million and interest of $12.7 million, were $158.1 million.
New Credit Facility
     On August 1, 2007, our $225 million Floating Rate Notes Due 2010 were fully redeemed at face value. Our $200 million 8 1/4% Senior Subordinated Notes due 2011 and $200 million 6 3/4% Senior Subordinated Notes due 2014 remain outstanding.
     Borrowings outstanding under our bank credit facility were fully paid down at September 30, 2007. We had letters of credit totaling $52.8 million, resulting in $32.6 million of availability on our $85.4 million borrowing base at September 30, 2007. However, on November 1, 2007, Stone entered into a new $300 million credit facility maturing July 1, 2011 with a borrowing base of $175 million, with no borrowings outstanding. The borrowing base under the credit facility will be re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves, coverage ratios, and the group’s oil and gas pricing outlook.
2007 Updated Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.

     The following 2007 guidance reflects the sale of substantially all of the Rocky Mountain properties on June 29, 2007.
     Capital Expenditure Budget. The capital expenditure budget for 2007 has been reduced by approximately $30 million to $290 million from the original $320 million due to the sale of the Rocky Mountain Region properties. The $290 million budget excludes acquisitions, capitalized interest and SG&A, and hurricane related expenditures. We now expect our 2007 capital expenditures to be in the $250 – $275 million range, or slightly less than the $290 million budget.
     Production. For the fourth quarter of 2007, Stone expects net daily production to average between 210-220 MMcfe per day. Stone still expects full year 2007 average daily production to be in the range of 210-230 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $160-$170 million for 2007 based upon current operating conditions, budgeted maintenance activities and a contingency for potential hurricane interruption and cost. This estimate includes approximately $9.9 million for the re-drilling of a well lost from Hurricane Rita.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.60 -$3.80 per Mcfe during 2007.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $32-$34 million during 2007.
     Corporate Tax Rate. For 2007, Stone expects its corporate tax rate to approximate 35%. We estimate the current portion to be approximately $55-$70 million for the year.
Hedge Position
     The following table illustrates Stone’s derivative positions for calendar years 2007 and 2008.

	Zero-Premium Collars
	Natural Gas				Oil
	Daily				Daily
	Volume		Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)		Price	Price	(Bbls/d)	Price	Price
2007	20,000		$7.50	$10.40	3,000	$60.00	$78.35
2007	60,000	*	7.00	9.40	3,000	60.00	93.05
2008	30,000	**	8.00	14.05	3,000	60.00	90.20
2008					2,000	65.00	81.00
2008					3,000	70.00	110.25
*	March-December

**	January-March
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. (See the attached reconciliation of discretionary cash flow to cash flow provided by operating activities.)

Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Tuesday, November 6, 2007 to discuss the operational and financial results for the third quarter of 2007. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
FINANCIAL RESULTS
Net income	$34,068	$21,758	$116,527	$44,314
Net income per share	$1.23	$0.79	$4.21	$1.62

PRODUCTION QUANTITIES
Oil (MBbls)	1,313	1,465	4,691	3,803
Gas (MMcf)	10,801	10,971	34,109	33,139
Oil and gas (MMcfe)	18,679	19,761	62,255	55,957

AVERAGE DAILY PRODUCTION
Oil (MBbls)	14	16	17	14
Gas (MMcf)	117	119	125	121
Oil and gas (MMcfe)	203	215	228	205

REVENUE DATA (1)
Oil revenue	$100,759	$98,340	$305,516	$247,375
Gas revenue	77,653	83,216	246,120	259,726

Total oil and gas revenue	$178,412	$181,556	$551,636	$507,101

AVERAGE PRICES (1)
Oil (per Bbl)	$76.74	$67.13	$65.13	$65.05
Gas (per Mcf)	7.19	7.59	7.22	7.84
Per Mcfe	9.55	9.19	8.86	9.06

COST DATA
Lease operating expenses	$39,476	$52,403	$131,072	$119,825
Salaries, general and administrative expenses (2)	7,844	8,027	25,479	25,092
DD&A expense on oil and gas properties	70,296	82,016	228,488	221,310

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$2.11	$2.65	$2.11	$2.14
Salaries, general and administrative expenses (2)	0.42	0.41	0.41	0.45
DD&A expense on oil and gas properties	3.76	4.15	3.67	3.96

AVERAGE SHARES OUTSTANDING — Diluted	27,722	27,619	27,669	27,429
(1)	Includes the cash settlement of effective hedging contracts.

(2)	Exclusive of incentive compensation expense.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating revenue:
Oil production	$100,759	$98,340	$305,516	$247,375
Gas production	77,653	83,216	246,120	259,726
Derivative income, net	—	602	—	2,670

Total operating revenue	178,412	182,158	551,636	509,771

Operating expenses:
Lease operating expenses	39,476	52,403	131,072	119,825
Production taxes	1,542	3,413	8,214	11,515
Depreciation, depletion and amortization	71,096	83,038	231,275	224,214
Accretion expense	4,394	3,153	13,226	9,238
Salaries, general and administrative expenses	7,844	8,027	25,479	25,092
Incentive compensation expense	1,319	3,025	2,680	3,630
Derivative expenses, net	36	—	127	—

Total operating expenses	125,707	153,059	412,073	393,514

Gain on Rockies divestiture	(89)	—	55,727	—

Income from operations	52,616	29,099	195,290	116,257

Other (income) expenses:
Interest expense	6,281	11,579	27,756	24,386
Interest income	(5,314)	(847)	(6,923)	(1,919)
Other income, net	(1,356)	(1,176)	(4,591)	(2,764)
Merger expense reimbursement	—	—	—	(18,200)
Merger expenses		490		46,973
Early extinguishment of debt	592	—	592	—

Total other expenses	203	10,046	16,834	48,476

Income before taxes	52,413	19,053	178,456	67,781

Provision (benefit) for income taxes:
Current	29,000	170	46,500	170
Deferred	(10,655)	(2,875)	15,429	23,297

Total income taxes (benefit)	18,345	(2,705)	61,929	23,467

Net income	$34,068	$21,758	$116,527	$44,314

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income as reported	$34,068	$21,758	$116,527	$44,314

Reconciling items:
Depreciation, depletion and amortization	71,096	83,038	231,275	224,214
Deferred income tax provision (benefit)	(10,655)	(2,875)	15,429	23,297
Merger termination fee	—	—	—	25,300
Accretion expense	4,394	3,153	13,226	9,238
Gain on sale of oil and gas properties	89	—	(55,727)	—
Stock compensation expense	812	759	3,342	3,234
Other	1,009	951	2,687	299

Discretionary cash flow	100,813	106,784	326,759	329,896

Settlement of asset retirement obligations	(34,895)	—	(53,668)	—
Current income tax provision	28,972	—	45,541	—
Other working capital changes	62,021	15,091	55,699	(36,669)

Net cash provided by operating activities	$156,911	$121,875	$374,331	$293,227

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$415,471	$58,862
Accounts receivable	180,826	241,829
Deferred tax asset	50,318	—
Other current assets	6,452	11,982

Total current assets	653,067	312,673

Oil and gas properties, net — United States:
Proved, net	1,048,042	1,569,947
Unevaluated	140,451	173,925
Oil and gas properties — China (unevaluated)	36,726	40,553
Building and land, net	5,708	5,811
Fixed assets, net	5,879	8,302
Other assets, net	14,877	17,260

Total assets	$1,904,750	$2,128,471

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$84,770	$120,532
Undistributed oil and gas proceeds	39,446	39,540
Asset retirement obligations	147,916	130,341
Deferred taxes	—	3,706
Current income taxes payable	46,500	—
Other current liabilities	16,972	16,709

Total current liabilities	335,604	310,828

Senior Floating Rate Notes	—	225,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Bank debt	—	172,000
Deferred taxes	160,014	94,560
Asset retirement obligations	174,028	210,035
Other long-term liabilities	5,913	4,408

Total liabilities	1,075,559	1,416,831

Common stock	277	276
Treasury stock	(1,161)	(1,161)
Additional paid-in capital	510,479	502,747
Retained earnings	317,456	200,929
Accumulated other comprehensive income	2,140	8,849

Total stockholders’ equity	829,191	711,640

Total liabilities and stockholders’ equity	$1,904,750	$2,128,471